As filed with the Securities and Exchange Commission on October 1, 2020

Registration No. 333-231346

Registration No. 333-223684

Registration No. 333-217844

Registration No. 333-216745

Registration No. 333-214555

Registration No. 333-210241

Registration No. 333-202903

Registration No. 333-197672

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-231346

Form S-8 Registration Statement No. 333-223684

Form S-8 Registration Statement No. 333-217844

Form S-8 Registration Statement No. 333-216745

Form S-8 Registration Statement No. 333-214555

Form S-8 Registration Statement No. 333-210241

Form S-8 Registration Statement No. 333-202903

Form S-8 Registration Statement No. 333-197672

Under

The Securities Act of 1933

PFENEX INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-1356759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10790 Roselle Street

San Diego, CA 92121

(858) 352-4400

(Address of principal executive offices, including zip code)

Pfenex Inc. 2014 Equity Incentive Plan, as Amended and Restated

Pfenex Inc. 2014 Employee Stock Purchase Plan

Pfenex Inc. 2016 Inducement Equity Incentive Plan

Pfenex Inc. 2009 Equity Incentive Plan

(Full title of the plan)

John L. Higgins

Chief Executive Officer

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Boulevard, Suite 110

San Diego, CA 92121

(858) 550-7500

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by Pfenex Inc., a Delaware corporation (the “Company”) remove from registration all shares of Common Stock, par value $0.001 per share (“Common Stock”) that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-231346), which was filed with the SEC on May 9, 2019, pertaining to the registration of 2,000,000 shares of Common Stock reserved for issuance pursuant to future awards under the Pfenex Inc. 2014 Equity Incentive Plan, as Amended and Restated (the “2014 Plan”).

•

Registration Statement on Form S-8 (No. 333-223684), which was filed with the SEC on March 15, 2018, pertaining to the registration of 353,224 shares of Common Stock reserved for issuance pursuant to future awards under the Pfenex Inc. 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

•

Registration Statement on Form S-8 (No. 333-217844) which was filed with the SEC on May 10, 2017, pertaining to the registration of 2,500,000 shares of Common Stock reserved for issuance pursuant to the 2014 Plan.

•

Registration Statement on Form S-8 (No. 333-216745), which was filed with the SEC on March 16, 2017, pertaining to the registration of (i) 585,737 shares of Common Stock reserved for issuance under the 2014 Plan and (ii) 351,442 shares of Common Stock reserved for issuance under the 2014 ESPP.

•

Registration Statement on Form S-8 (No. 333-214555), which was filed with the SEC on November 10, 2016, pertaining to the registration of (i) 132,290 shares of Common Stock outstanding under the Pfenex Inc. 2016 Inducement Equity Incentive Plan (the “2016 Plan”) and (ii) 367,710 shares of Common Stock reserved for issuance under the 2016 Plan.

•

Registration Statement on Form S-8 (No. 333-210241), which was filed with the SEC on March 16, 2016, pertaining to the registration of (i) 582,910 shares of Common Stock reserved for issuance under the 2014 Plan and (ii) 349,746 shares of Common Stock reserved for issuance under the 2014 ESPP.

•

Registration Statement on Form S-8 (No. 333-202903), which was filed with the SEC on March 20, 2015, pertaining to the registration of (i) 510,126 shares of Common Stock reserved for issuance under the 2014 Plan and (ii) 306,075 shares of Common Stock reserved for issuance under the 2014 ESPP.

•

Registration Statement on Form S-8 (No. 333-197672), which was filed with the SEC on July 28, 2014, pertaining to the registration of (i) 961,377 shares of Common Stock reserved for issuance under the Pfenex Inc. 2009 Equity Incentive Plan, (ii) 1,356,219 shares of Common Stock reserved for issuance under the 2014 Plan, and (iii) 355,618 shares of Common Stock reserved for issuance under the 2014 ESPP.

On August 10, 2020 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”) and Pelican Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). On August 31, 2020, pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser commenced an exchange offer (the “Offer”) to purchase each issued and outstanding share of Company common stock for (i) $12.00 in cash and (ii) a non-transferrable contractual contingent value right per Share, pursuant to the Contingent Value Rights Agreement (as it may be amended from time to time, the “CVR Agreement”), to receive a contingent payment of $2.00 in cash upon the achievement of a specified milestone as set forth in the CVR Agreement, without interest, subject to any required tax withholding and upon the terms and subject to the conditions set forth in Acquisition Sub’s Offer to Purchase, dated August 31, 2020, and in the related Letter of Transmittal. Promptly following the completion of the Offer, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on this 1st day of October, 2020.

PFENEX INC.

By:	/s/ Charles S. Berkman
Name: Charles S. Berkman
Title: Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.